Exhibit 16.1

Borgers & Cutler CPA’s PLLC www.DenverAudit.com Quality Audits & Tax

March 1, 2013

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re: Prime Global Capital Group Incorporated

On March 1, 2013 my appointment as auditor for Prime Global Capital Group Incorporated ceased. I have read Prime Global Capital Group Incorporated’s statements included under Item 4.01 of its Form 8-K dated March 1, 2013 and agree with such statements, insofar as they apply to me.

Very truly yours,

Borgers & Cutler CPA’s PLLC

Certified Public Accountants

Denver, CO